Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports,” “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated January 31, 2023, and each included in this Post-Effective Amendment No. 210 on the Registration Statement (Form N-1A, File No. 2-48227) of The AB Bond Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 28, 2022, with respect to the financial statements and financial highlights of AB Total Return Bond Portfolio and AB Income Fund (the “Funds”) (two of the funds constituting AB Bond Fund, Inc.) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended October 31, 2022; our reports dated December 23, 2022, with respect to the financial statements and financial highlights of AB Tax-Aware Fixed Income Opportunities Portfolio, AB Short Duration Income Portfolio, AB High Yield Portfolio and AB Sustainable Thematic Credit Portfolio (four of the portfolios constituting AB Bond Fund, Inc.) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended October 31, 2022; and our report dated November 23, 2022, with respect to the financial statements and financial highlights of AB Limited Duration High Income Portfolio (one of the series constituting AB Bond Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2022, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 27, 2023